                                                                    EXHIBIT 19.1



                         INFOSYS TECHNOLOGIES LIMITED

               Report for the first quarter ended June 30, 2000





                                    Infosys

At a glance - Indian GAAP
--------------------------------------------------------------------------------

                                                            Rs. in crores, except per equity share data
---------------------------------------------------------------------------------------------------------
                                                       Quarter ended                         Year ended
                                               June 30, 2000        June 30, 1999        March 31, 2000
---------------------------------------------------------------------------------------------------------
For the period

Total revenue                                         370.64               184.06                921.46
Export revenue                                        351.06               168.62                869.70
Operating profit (PBIDT)                              152.75                77.93                378.88
Profit after tax (PAT) from ordinary
 activities                                           121.30                60.61                285.95
PBIDT as a percentage of total revenue                 41.21%               42.34%                41.12%
PAT (from ordinary activities)
  as a percentage of total revenue                     32.73%               32.93%                31.03%
Earnings per share (from ordinary                      18.34                 9.16                 43.23
 activities)*
Dividend per share                                        NA                   NA                  4.50
Dividend amount                                           NA                   NA                 29.76
Capital investment                                     85.84                21.21                159.87

At the end of the period

Total assets                                          960.20               633.02                833.30
Fixed assets - net                                    275.43               112.59                207.34
Cash and equivalents                                  471.94               444.72                508.37
Working capital                                       648.60               519.68                612.13
Total debt                                                --                   --                    --
Net worth                                             960.20               633.02                833.30
Equity                                                 33.08                33.07                 33.08
Market capitalization                              54,974.43            12,040.57             59,338.17
---------------------------------------------------------------------------------------------------------

Note:

 Market capitalization is calculated by considering the Indian market price for shares outstanding at the period/ year end.

*EPS figures have been calculated for the period and have not been annualized.

            TOTAL REVENUE                  EXPORTS               NET PROFIT
          (Rs. in crores)          (Rs. in crores)          (Rs. in crores)



              [CHART]                   [CHART]                  [CHART]



             Year ended               Year ended               Year ended
           March 31, 2000           March 31, 2000           March 31, 2000


           Quarter ended            Quarter ended            Quarter ended
           June 30, 1999            June 30, 1999            June 30, 1999


           Quarter ended            Quarter ended            Quarter ended
           June 30, 2000            June 30, 2000            June 30, 2000

Letter to the shareholders
--------------------------------------------------------------------------------

Dear shareholders:

It is our pleasure to report on another satisfactory quarter. Under Indian GAAP, revenues grew by 101.4% over Q1 FY1999 while net profits witnessed an increase of 109.2%. For the first time, quarterly addition in employees, net of separations, surpassed 1000 -- pointing to continuing vigorous growth in our business. We added 32 new customers during the quarter while maintaining an unwavering focus on long term relationships -- reflected in our repeat business rate of 91.6%.

As expected, we reaped the benefits of our early investments in building up e-business capabilities; e-business revenues surged to 28.7% -- up from 18.8% last quarter.

Of the 28.7% of e-business revenues, 10.9% was from start-ups. Working with these ventures has enabled us to keep abreast of the latest developments in technology and management. We continue to rely on strong credit risk assessment mechanisms and ensure a front-loaded payment structure when working with early-stage startup clients. We believe that working with high-quality pre-IPO ventures offers us attractive opportunities to work on cutting technologies.

The rest of our e-business revenues came from e-transforming established traditional economy companies. From the outset, we have had strong relationships with this segment and continue to work with Fortune 1000 corporations on a wide range of IT initiatives. We believe that our relationships with this segment, our track record of client satisfaction, and our expertise in traditional platforms are all significant competitive advantages and will help us play a key role in implementing digital strategies for large corporations across the globe.

While continuing to attract high-quality people in large numbers, we continue to streamline internal processes -- this resulted in utilization levels (excluding trainees) jumping to 85.6% for this quarter from 81.5% in the quarter ended March 31, 2000.

This quarter, we brought on board marquee clients such as New York Life International, Hollywood Entertainment Corporation and Evolving Systems. Further, our banking division signed on several new clients and launched FINACLE, a core banking e-platform.

The quarter also saw significant activity on the investments and incubation front. We invested $ 3 million in CiDRA Corporation, a US-based developer of agile photonic devices for high precision wavelength management and control for next-generation optical networks. Earlier this year, CiDRA and Infosys launched a partnership to develop bandwidth management products to address the exploding optical networking equipment market. We continue to believe that making select strategic investments will yield significant business benefits for the company.

Further, Onscan, a venture launched by Infoscions and incubated by Infosys, successfully closed their first round of funding bringing in Argo Global Capital, H&Q Asia Pacific@India and Satwik Fund as investors. We expect that Infosys and Onscan will continue to have a symbiotic business relationship in the future.

We believe scalability, execution and customer focus to be key strengths of Infosys. Apart from the sizeable additions to our workforce this quarter, we also focussed on creating physical infrastructure with the intention of gearing up to meet our growth plans. We operationalized a training center that can train 1000+ employees at a time. We also operationalized two software development blocks and a food court at our campus in Bangalore -- other amenities like a gymnasium, a company store, etc. are in progress.

As in the past, our success was due to the commitment of our fellow Infoscions. This quarter, we inducted three senior executives, Phaneesh Murthy (earlier Senior Vice President - Sales & Marketing and Communication & Product Services),
T. V. Mohandas Pai (earlier Senior Vice President - Finance and Administration and Chief Financial Officer) and Srinath Batni (earlier Senior Vice President - Delivery - West North America) to the board of directors -- all long-standing employees of Infosys with excellent track records. On your behalf, we welcome them on board and also extend our appreciation to our other colleagues who have contributed to yet another successful quarter in our history.



Bangalore                    Nandan M. Nilekani            N. R. Narayana Murthy
July 11, 2000      Managing Director, President                         Chairman
                    and Chief Operating Officer      and Chief Executive Officer

Auditor's report to the members of Infosys Technologies Limited
--------------------------------------------------------------------------------

We have audited the attached Balance Sheet of Infosys Technologies Limited (the Company) as at June 30, 2000 and Profit and Loss Account of the Company for the quarter ended on that date, annexed thereto, and report that:

1. As required by the Manufacturing and Other Companies (Auditor's Report) Order, 1988, issued by the Company Law Board in terms of Section 227(4A) of the Companies Act, 1956, we enclose in the Annexure a statement on the matters specified in paragraphs 4 and 5 of the said Order.

2.   Further to our comments in the Annexure referred to in paragraph (1) above:

     (a) We have obtained all the information and explanations which to the best of our knowledge and belief were necessary for the purpose of our audit;

     (b) In our opinion proper books of account as required by law have been kept by the Company so far as appears from our examination of these books;

     (c) The Balance Sheet and Profit and Loss Account dealt with by this report are in agreement with the books of account;

     (d) In our opinion, the Balance Sheet and Profit and Loss Account dealt with by this report are prepared in compliance with the accounting standards referred to in Section 211(3C) of the Companies Act, 1956, to the extent applicable;

     (e) In our opinion and to the best of our information and according to the explanations given to us, the said accounts give the information required by the Companies Act, 1956, in the manner so required and give a true and fair view:

          i. in the case of the Balance Sheet, of the state of affairs of the Company as at June 30, 2000; and

          ii. in the case of the Profit and Loss Account, of the profit for the quarter ended on that date.

3. We have also examined the attached Cash Flow Statement of the Company for the quarter ended June 30, 2000. The statement has been prepared by the Company in accordance with the requirements of Clause 32 of the listing agreements entered into with the Stock Exchanges.


                                                         for Bharat S Raut & Co.
                                                           Chartered Accountants


Bangalore                                                     Balaji Swaminathan
July 11, 2000                                                            Partner

Balance Sheet as at
--------------------------------------------------------------------------------

                                                                                                     in Rs.
-----------------------------------------------------------------------------------------------------------
                                                     June 30, 2000      June 30, 1999        March 31, 2000
-----------------------------------------------------------------------------------------------------------
SOURCES OF FUNDS

SHAREHOLDERS' FUNDS

Share capital                                         33,07,58,335       33,06,95,500          33,07,55,000
Reserves and surplus                                 927,12,34,168      599,94,93,896         800,22,73,248
-----------------------------------------------------------------------------------------------------------
                                                     960,19,92,503      633,01,89,396         833,30,28,248
===========================================================================================================

APPLICATION OF FUNDS

FIXED ASSETS

Gross block                                          373,65,25,244      190,40,05,553         284,03,05,143
Less: Depreciation                                   151,26,93,565       92,02,83,178         133,65,20,594
-----------------------------------------------------------------------------------------------------------
Net block                                            222,38,31,679       98,37,22,375         150,37,84,549

Add: Capital work-in-progress                         53,04,58,784       14,21,61,438          56,96,03,505
-----------------------------------------------------------------------------------------------------------
                                                     275,42,90,463      112,58,83,813         207,33,88,054

INVESTMENTS                                           36,16,97,129          75,48,469          13,83,48,469

CURRENT ASSETS, LOANS AND ADVANCES

Sundry debtors                                       228,39,91,832      106,75,75,082         136,17,81,253
Cash and bank balances                               426,00,41,918      389,99,38,741         431,79,35,730
Loans and advances                                   196,24,84,174      123,67,02,392         210,12,77,161
-----------------------------------------------------------------------------------------------------------
                                                     850,65,17,924      620,42,16,215         778,09,94,144

Less: Current liabilities                            116,79,86,403       55,69,78,559          67,15,06,459
      Provisions                                      85,25,26,610       45,04,80,542          98,81,95,960
-----------------------------------------------------------------------------------------------------------
NET CURRENT ASSETS                                   648,60,04,911      519,67,57,114         612,12,91,725
-----------------------------------------------------------------------------------------------------------
                                                     960,19,92,503      633,01,89,396         833,30,28,248
===========================================================================================================

SIGNIFICANT ACCOUNTING POLICIES  AND
NOTES ON ACCOUNTS

The Schedules referred to above and the notes thereon form an integral part of the Balance Sheet.

This is the Balance
Sheet referred to in our
report of even date.

for Bharat S Raut & Co.
Chartered Accountants



Balaji Swaminathan         N. R. Narayana Murthy      Nandan M. Nilekani              Prof. Marti G. Subrahmanyam
Partner                    Chairman and               Managing Director, President    Director
                           Chief Executive Officer    and Chief Operating Officer

S. Gopalakrishnan          K. Dinesh                  S. D. Shibulal                  T. V. Mohandas Pai
Dy. Managing Director      Director                   Director                        Director and
                                                                                      Chief Financial Officer (Finance &
                                                                                      Administration)

Phaneesh Murthy            Srinath Batni              V. Viswanathan
Director                   Director                   Company Secretary

Bangalore
July 11, 2000

Profit and Loss Account
--------------------------------------------------------------------------------

                                                                                                                    in Rs.
--------------------------------------------------------------------------------------------------------------------------
                                                                          Quarter ended                         Year ended
                                                               June 30, 2000          June 30, 1999         March 31, 2000
--------------------------------------------------------------------------------------------------------------------------
INCOME

Software development services and products
    Overseas                                                   351,05,78,423          168,62,11,001          869,69,80,931
    Domestic                                                     4,47,21,726            1,64,95,994           12,62,56,042
Other income                                                    15,11,07,532           13,79,13,245           39,14,11,095
--------------------------------------------------------------------------------------------------------------------------
                                                               370,64,07,681          184,06,20,240          921,46,48,068
==========================================================================================================================

EXPENDITURE
Software development expenses                                  189,39,05,266           89,18,81,292          466,26,84,578
Administration and other expenses                               28,50,11,949           13,61,38,961           69,48,50,282
Provision for contingencies                                                -            3,33,00,000            3,33,00,000
Provision for e-inventing the Company                                      -                      -            3,50,00,000
--------------------------------------------------------------------------------------------------------------------------
                                                               217,89,17,215          106,13,20,253          542,58,34,860

Operating profit (PBIDT)                                       152,74,90,466           77,92,99,987          378,88,13,208
Interest                                                                   -                      -                      -
Depreciation                                                    17,73,71,717            9,32,18,149           53,23,27,389
Profit before tax                                              135,01,18,749           68,60,81,838          325,64,85,819
Provision for tax - earlier years                                1,40,00,000                      -              24,00,000
         - current period                                       12,31,00,000            8,00,00,000           39,46,00,000
Profit after tax before extraordinary item                     121,30,18,749           60,60,81,838          285,94,85,819
Extraordinary item - transfer of intellectual
    property right (net of tax)                                  5,49,44,000                      -                      -
         - provision no longer required                                    -                      -            7,56,70,846
Net profit after tax and extraordinary item                    126,79,62,749           60,60,81,838          293,51,56,665
--------------------------------------------------------------------------------------------------------------------------
AMOUNT AVAILABLE FOR APPROPRIATION                             126,79,62,749           60,60,81,838          293,51,56,665
--------------------------------------------------------------------------------------------------------------------------
Dividend
    Interim                                                                -                      -            9,92,08,200
    Final (proposed)                                                       -                      -           19,84,18,210
    Dividend  Tax                                                          -                      -            3,27,38,905
Amount transferred - general reserve                                       -                      -          260,47,91,350
--------------------------------------------------------------------------------------------------------------------------
Balance in the Profit and Loss Account                         126,79,62,749           60,60,81,838                      -
--------------------------------------------------------------------------------------------------------------------------
                                                               126,79,62,749           60,60,81,838          293,51,56,665
==========================================================================================================================

SIGNIFICANT ACCOUNTING POLICIES AND
NOTES ON ACCOUNTS

The Schedules referred to above and the notes thereon form an integral part of the Profit and Loss Account.

This is the Profit and Loss
Account referred to in our
report of even date.

for Bharat S Raut & Co.
Chartered Accountants

Balaji Swaminathan       N. R. Narayana Murthy      Nandan M. Nilekani               Prof. Marti G. Subrahmanyam
Partner                  Chairman and               Managing Director, President     Director
                         Chief Executive Officer    and Chief Operating Officer

S. Gopalakrishnan        K. Dinesh                  S. D. Shibulal                   T. V. Mohandas Pai
Dy. Managing Director    Director                   Director                         Director and
                                                                                     Chief Financial Officer (Finance &
                                                                                     Administration)

Phaneesh Murthy          Srinath Batni              V. Viswanathan
Director                 Director                   Company Secretary

Bangalore
July 11, 2000

Schedules to the Profit and Loss Account
--------------------------------------------------------------------------------

                                                                                                                    in Rs.
--------------------------------------------------------------------------------------------------------------------------
                                                                          Quarter ended                         Year ended
                                                               June 30, 2000         June 30, 1999          March 31, 2000
--------------------------------------------------------------------------------------------------------------------------
OTHER INCOME

Interest received on deposits with banks and others              7,45,64,700           5,57,81,765            26,68,79,106
(Tax deducted at source  Rs. 69,02,206, Rs.14,86,424,
   Rs. 1,67,51,195 respectively)
Sale of special import licenses                                            -                     -             2,02,31,549
Profit on sale of assets                                                   -                47,547                8,73,015
Miscellaneous income                                               23,66,852              7,81,555               41,00,350
Exchange differences *                                           7,41,75,980           8,13,02,378             9,93,27,075
--------------------------------------------------------------------------------------------------------------------------
                                                                15,11,07,532          13,79,13,245            39,14,11,095
==========================================================================================================================
*arising on translation of foreign currency deposits maintained abroad

SOFTWARE DEVELOPMENT EXPENSES

Salaries and bonus including overseas staff expenses           131,59,03,108          58,72,39,063           307,54,46,295
Staff welfare                                                    1,51,05,488             96,00,224             4,93,07,308
Contribution to provident and other funds                        9,49,72,021           2,05,62,775            22,08,36,923
Foreign travel expenses                                         30,21,47,079          17,91,35,095            84,09,02,293
Consumables                                                        90,94,196             58,68,491             2,70,06,251
Cost of software packages
   for own use                                                   7,54,06,306           3,27,92,026            16,53,57,382
   for software development                                        83,50,829             16,12,057             2,84,48,397
Provision for post-sales client support                            (1,80,160)            66,72,756             2,09,62,627
Computer maintenance                                             1,48,09,400             39,33,051             3,27,43,350
Communication expenses                                           4,70,05,737           3,83,31,714            17,31,23,718
Consultancy charges                                              1,12,91,262             61,34,040             2,85,50,034
--------------------------------------------------------------------------------------------------------------------------
                                                               189,39,05,266          89,18,81,292           466,26,84,578
==========================================================================================================================

ADMINISTRATION AND OTHER EXPENSES

Travelling and conveyance                                        2,72,52,199           1,07,78,342             7,68,26,394
Rent                                                             3,26,94,228           2,05,30,401            10,34,93,593
Telephone charges                                                2,91,31,034           1,38,05,537             5,93,95,252
Legal and professional charges                                   2,55,65,071           1,25,27,056             7,55,68,079
Printing and stationery                                          2,50,66,901             82,91,883             2,76,70,902
Advertisements                                                   1,13,04,298             43,68,253             2,12,41,343
Brand building                                                   1,09,58,146                     -               99,17,816
Office maintenance                                               2,73,12,516             84,08,885             5,81,01,381
Repairs to building                                                82,54,771             26,16,995             1,13,44,232
Repairs to plant and machinery                                     33,86,262             14,09,481               84,12,905
Power and fuel                                                   2,06,50,482           1,00,17,440             5,01,41,466
Insurance charges                                                  52,89,398             40,57,836             2,41,35,289
Rates and taxes                                                    35,64,331             20,18,759             1,03,80,848
Donations                                                        1,58,07,369             40,00,000             3,49,27,871
Auditor's remuneration - audit fees                                 4,46,250              4,25,000               17,85,000
                       - certification charges                             -                     -                2,00,000
                       - other services                                    -                     -                4,50,000
                       - out-of-pocket expenses                       50,000                50,000                2,00,000
Bad loans and advances written off                                         -                     -                3,13,050
Bad debts written off                                                      -                     -             1,59,20,938
Provision for bad and doubtful debts                               40,87,456           1,20,19,784               94,03,099
Provision for doubtful loans and advances                             (1,412)                    -                       -
Bank charges and commission                                         5,30,303              9,54,847               42,21,668
Commission charges                                                 22,64,589             34,84,800               64,70,454
Other miscellaneous expenses                                     1,48,35,302             37,29,270             2,10,64,341
Marketing expenses                                                 53,30,276             76,59,732             3,14,93,837
Postage and courier                                                48,77,958             36,69,936             1,37,56,638
Books and periodicals                                              38,54,221             13,14,724               77,13,886
Research grants                                                    25,00,000                     -             1,03,00,000
                                                                28,50,11,949          13,61,38,961            69,48,50,282

Statement of Cash Flows
--------------------------------------------------------------------------------

                                                                                                                    in Rs.
--------------------------------------------------------------------------------------------------------------------------
                                                                          Quarter ended                         Year ended
                                                           June 30, 2000            June 30, 1999           March 31, 2000
--------------------------------------------------------------------------------------------------------------------------
Cash flows from operations

Profit before tax                                          135,01,18,749             68,60,81,838            325,64,85,819
Other Income                                               (14,87,40,680)           (13,71,31,690)           (36,70,79,196)
Loss on sale of fixed assets                                      45,109                        -                        -
Increase (decrease) in provision for contingencies                     -              3,33,00,000             (6,66,00,000)
Increase (decrease) in provision for e-inventing
   the company                                                (39,00,977)                       -                39,00,977
Depreciation, depletion and amortization                    17,73,71,717              9,32,18,149             53,23,27,389
Decrease (increase) in sundry debtors                      (92,22,10,579)           (22,23,86,657)           (51,65,92,828)
Decrease (increase) in loans and advances                   (8,10,46,519)            (9,43,88,854)           (41,49,70,588)
Increase (decrease) in current liabilities and
   provisions                                               41,34,59,784             13,53,08,834             42,26,37,450
Income taxes paid                                           (8,66,32,475)            (2,92,11,001)           (35,53,53,877)
--------------------------------------------------------------------------------------------------------------------------
Net cash from operations                                    69,84,64,129             46,47,90,619            249,47,55,146
--------------------------------------------------------------------------------------------------------------------------

Cash flows from financing

Proceeds from conversion of options                            10,01,506                        -              1,76,25,277
Expenses relating to issue of American Depositary
   Shares                                                              -             (2,02,03,690)            (2,35,06,514)
Expenses relating to issue of ADS linked stock
   options                                                                                                    (1,01,93,113)
Dividends paid (including dividend tax)                    (22,02,44,213)            (8,91,36,007)           (19,92,57,109)
--------------------------------------------------------------------------------------------------------------------------
Net cash from (used for) financing                         (21,92,42,707)           (10,93,39,697)           (21,53,31,459)
--------------------------------------------------------------------------------------------------------------------------

Cash flows from investing

Income from investments                                      7,45,64,700              5,57,81,765             26,68,79,106
Proceeds of sale of fixed assets                                  50,738                 1,51,261                10,20,400
Purchase of fixed assets                                   (85,83,69,973)           (21,20,46,465)          (159,87,03,617)
Other long-term investments                                (13,40,08,660)                       -            (13,08,00,000)
--------------------------------------------------------------------------------------------------------------------------
Net cash used for investing                                (91,77,63,195)           (15,61,13,439)          (146,16,04,111)
--------------------------------------------------------------------------------------------------------------------------
Effect of exchange differences on translation of
   foreign currency  deposits maintained abroad              7,41,75,980              8,13,02,378              9,93,27,075
Total increase (decrease) in cash and cash
   equivalents during the period                           (36,43,65,793)            28,06,39,861             91,71,46,651
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE
   PERIOD                                                  508,37,37,595            416,65,90,944            416,65,90,944
--------------------------------------------------------------------------------------------------------------------------
 Cash and cash equivalents at the end of the period        471,93,71,802            444,72,30,805            508,37,37,595
==========================================================================================================================

Note: During the quarter ended June 30, 2000, the company transferred intellectual property rights in Onscan - a web focussed wirless-enabled notification product, to Onscan Inc., USA, a company incubated by Infosys as part of its ongoing effort to encourage and promote enterpreneurs amongst its employees. The product was transferred for a gross consideration of Rs.8.93 crore (US$ 2 million) received as equity, preferred voting and preferred non-voting securities in Onscan Inc. and accordingly, is not considered in this statement of cash flows.

This is the Cash Flow Statement referred to in our report of even date.

for Bharat S Raut & Co.
Chartered Accountants

Balaji Swaminathan         N. R. Narayana Murthy      Nandan M. Nilekani              Prof. Marti G. Subrahmanyam
Partner                    Chairman and               Managing Director, President    Director
                           Chief Executive Officer    and Chief Operating Officer

S. Gopalakrishnan          K. Dinesh                  S. D. Shibulal                  T. V. Mohandas Pai
Dy. Managing Director      Director                   Director                        Director and
                                                                                      Chief Financial Officer (Finance &
                                                                                      Administration)

Phaneesh Murthy            Srinath Batni              V. Viswanathan
Director                   Director                   Company Secretary

Bangalore
July 11, 2000

Statement of Cash Flows
--------------------------------------------------------------------------------

                                                                                                                      in Rs.
----------------------------------------------------------------------------------------------------------------------------
                                                                              Quarter ended                       Year ended
                                                                   June 30, 2000         June 30, 1999        March 31, 2000
----------------------------------------------------------------------------------------------------------------------------
Reconciliation of Balance Sheet items with cash flow items

1. Loans and advances

As per Balance sheet                                               196,24,84,174         123,67,02,392         210,12,77,161
Less: Deposits with financial institutions/body corporate,
included in cash equivalents                                       (45,93,29,884)        (54,72,92,064)        (76,58,01,865)
Advance income taxes considered separately                         (63,07,28,828)        (21,86,13,119)        (54,40,96,353)
----------------------------------------------------------------------------------------------------------------------------
Balance considered for preparing the cash flow statement            87,24,25,462          47,07,97,209          79,13,78,943
----------------------------------------------------------------------------------------------------------------------------
2. Additions to fixed assets

As per Balance sheet                                                89,75,14,694          21,87,20,827         117,79,35,912
Add: Closing capital work-in-progress                               53,04,58,784          14,21,61,438          56,96,03,505
Less: Opening capital work-in-progress                             (56,96,03,505)        (14,88,35,800)        (14,88,35,800)
----------------------------------------------------------------------------------------------------------------------------
Balance considered for preparing the cash flow statement            85,83,69,973          21,20,46,465         159,87,03,617
----------------------------------------------------------------------------------------------------------------------------
3. Cash and cash equivalents

As per Balance sheet                                               426,00,41,918         389,99,38,741         431,79,35,730
Add: Deposits with financial institutions/body corporate
  (as per 1 above)                                                  45,93,29,884          54,72,92,064          76,58,01,865
Balance considered for preparing the cash flow statement           471,93,71,802         444,72,30,805         508,37,37,595
----------------------------------------------------------------------------------------------------------------------------
4. Income taxes paid

As per Profit and Loss account                                      13,71,00,000           8,00,00,000          39,70,00,000
 Add: Provision for tax on sale of intellectual property
        rights                                                       3,43,96,000                     -                     -
      Decrease(increase) in balance in provision for taxes
        account                                                    (17,14,96,000)         (7,83,21,896)        (39,46,62,254)
      Increase(decrease) in balance in advance income tax
        account                                                      8,66,32,475           2,75,32,897          35,30,16,131
----------------------------------------------------------------------------------------------------------------------------
Balance considered for preparing the cash flow statement             8,66,32,475           2,92,11,001          35,53,53,877
----------------------------------------------------------------------------------------------------------------------------
5. Other income

As per Profit and Loss account                                      15,11,07,532          13,79,13,245          39,14,11,095
Less: Income from operating activities                                (23,66,852)            (7,81,555)         (2,43,31,899)
----------------------------------------------------------------------------------------------------------------------------
Balance considered for preparing the cash flow statement            14,87,40,680          13,71,31,690          36,70,79,196
----------------------------------------------------------------------------------------------------------------------------
6. Current liabilities and provisions

As per Balance sheet                                               202,05,13,013         100,74,59,101         165,97,02,419
Less: Provision for taxation considered separately                 (79,75,15,742)        (30,96,79,384)        (62,60,19,742)
      Provision for dividend considered separately                             -                     -         (19,84,18,210)
      Provision for dividend tax considered separately                         -                     -          (2,18,26,003)
      Provision for contingencies                                              -          (9,99,00,000)                    -
      Provision for e-inventing the company                                    -                     -            (39,00,977)
----------------------------------------------------------------------------------------------------------------------------
Balance considered for preparing the cash flow statement           122,29,97,271          59,78,79,717          80,95,37,487
----------------------------------------------------------------------------------------------------------------------------

This is the Cash Flow Statement referred to in our report of even date.

for Bharat S Raut & Co.
Chartered Accountants

Balaji Swaminathan         N. R. Narayana Murthy      Nandan M. Nilekani              Prof. Marti G. Subrahmanyam
Partner                    Chairman and               Managing Director, President    Director
                           Chief Executive Officer    and Chief Operating Officer

S. Gopalakrishnan          K. Dinesh                  S. D. Shibulal                  T. V. Mohandas Pai
Dy. Managing Director      Director                   Director                        Director and
                                                                                      Chief Financial Officer (Finance &
                                                                                      Administration)

Phaneesh Murthy            Srinath Batni              V. Viswanathan
Director                   Director                   Company Secretary

Bangalore
July 11, 2000

Schedules to the balance sheet and profit and loss account

1. SIGNIFICANT ACCOUNTING POLICIES AND NOTES ON ACCOUNTS

  1.1 Significant accounting policies

  1.1.1  Basis of preparation of financial statements

  The financial statements are prepared under the historical cost convention, in accordance with Indian Generally Accepted Accounting Principles ("GAAP"), the accounting standards issued by the Institute of Chartered Accountants of India and the provisions of the Companies Act, 1956, as adopted consistently by the company. All income and expenditure having a material bearing on the financial statements are recognized on the accrual basis.

  The preparation of the financial statements in conformity with GAAP requires that the management make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Examples of such estimates include expected contract costs to be incurred to complete software development, provision for doubtful debts, future obligations under employee retirement benefit plans and the useful lives of fixed assets. Actual results could differ from those estimates.

  1.1.2  Revenue recognition

  Revenue from software development on the time-and-material basis is recognized based on software developed and billed to clients as per the terms of specific contracts. In the case of fixed-price contracts, revenue is recognized based on milestones achieved as specified in the contracts, on the percentage of completion basis. Revenue from the sale of software products is recognized with the passing of title of the user license. Revenue from Annual Technical Services ("ATS") is recognized on a pro-rata basis over the period in which such services are rendered. Interest on deployment of surplus funds is recognized using the time-proportion method, based on interest rates implicit in the transactions. Dividend income is recognized when the right to receive dividend is established. Revenue from the sale of special import licences is recognized when the licences are actually sold.

  1.1.3  Expenditure

  Expenses are accounted on the accrual basis and provisions are made for all known losses and liabilities. The cost of software purchased for use in software development and services is charged to revenue in the same year. Costs in the nature of salaries, travel and other project related expenses, where milestones are yet to be reached, incurred on contracts are carried in the balance sheet as "Costs in excess of billings". Provisions are made for future unforeseeable factors that may affect the profit on fixed-price software development contracts. The leave encashment liability of the company is provided on the basis of an actuarial valuation. Provisions are made towards likely expenses on providing post-sales client support for fixed-price contracts.

  1.1.4  Fixed assets

  Fixed assets are stated at the cost of acquisition, less accumulated depreciation. Direct costs are capitalized till the assets are ready to be put to use. These costs include financing costs relating to specific borrowing(s) attributable to fixed assets.

  1.1.5  Capital work-in-progress

  Advances paid towards the acquisition of fixed assets, and the cost of assets not put to use before the period-end, are disclosed under capital work-in-progress.

  1.1.6  Depreciation

  Depreciation on fixed assets is provided using the straight-line method, based on useful lives of assets as estimated by the management. Depreciation is charged on a pro-rata basis for assets purchased / sold during the period. Individual assets costing less than Rs. 5,000 are depreciated in full in the year of purchase. The management's estimate of useful lives for the various fixed assets is given below.

     Buildings                                15 years
     Plant and machinery                       5 years
     Computer equipment                      2-5 years
     Furniture and fixtures                    5 years
     Vehicles                                  5 years

  1.1.7  Retirement benefits to employees

  1.1.7a  Gratuity

  In accordance with Indian law, the company provides for gratuity, a defined benefit retirement plan (the "Gratuity Plan") covering all employees. The plan provides a lump sum payment to vested employees at retirement, death or termination of employment, based on the respective employee's salary and the years of employment with the company.

  The company has established the Infosys Technologies Limited Employees' Gratuity Fund Trust (the "Trust"). Liabilities with regard to the Gratuity Plan are determined by actuarial valuation, based upon which, the company makes contributions to the Trust. Trustees administer the contributions made to the Trust. The funds contributed to the Trust are invested in specific designated securities as mandated by law and generally comprise central and state government bonds, and debt instruments of government-owned corporations.

  1.1.7b  Superannuation

  Apart from being covered under the Gratuity Plan described above, the senior officers of the company are also participants of a defined contribution plan. The plan is termed the superannuation plan (the "plan") to which the company makes monthly contributions, based on a specified percentage of each covered employee's salary. The company has no further obligations under the plan beyond its monthly contributions.

  13.1.7c  Provident fund

  In addition to the above benefits, all employees receive benefits from a provident fund, which is a defined contribution plan. Both the employee and the employer make monthly contributions to this provident fund plan equal to 12% of the covered employee's salary.

  The company has established a Provident Fund Trust to which a part of the contributions are made each month. The remainders of the contributions are made to the Government's provident fund. The company has no further obligations under the provident fund plan beyond its monthly contributions.

  1.1.8  Research and development

  Revenue expenditure incurred on research and development are charged off in the same year in which such expenditure is incurred. Capital expenditure incurred on research and development is depreciated over the estimated useful lives of the related assets.

  1.1.9  Foreign currency transactions

  Sales made to clients outside India and realizations deposited into foreign currency bank accounts are accounted for on the basis of the exchange rate as on the date of the transaction. Adjustments are made for any variations in the sale proceeds on conversion into Indian currency upon actual receipt. Expenditure in foreign currency is accounted at the exchange rate prevalent when such expenditure is incurred. Disbursements made out of foreign currency bank accounts are reported at a rate that approximates the actual monthly rate. Fixed assets purchased at overseas offices are accounted for on the basis of the actual cost incurred at the exchange rate prevalent at the time of purchase. Depreciation is charged as per company policy. Exchange differences arising on foreign currency transactions are recognized as income or expense in the period in which they arise.

  Current assets and current liabilities denominated in foreign currency are translated at the exchange rate prevalent at the date of the balance sheet. The resulting difference is accounted for in the profit and loss account. In the case of forward contracts, the difference between the forward rate and the exchange rate on the date of the transaction is recognized as income or expense over the life of the contract.

  1.1.10  Investments

  Investments are classified into current investments and long-term investments. Current investments are carried at the lower of the cost and the fair value, and provision is made to recognize any decline in the carrying value. Long-term investments are carried at cost, and provision is made to recognize any decline, other than temporary, in the value of such investment. Overseas investments are carried at their original rupee cost less provision as described above.

  1.1.11  Investment in subsidiary

  The investment in the subsidiary is accounted on the cost method, whereby, the company recognizes only dividends received from the subsidiary as income. In case of losses made by the subsidiary, other than temporary, adequate provision is made to recognize any decline in the value of the investment.

  1.1.12  Income tax

  Provision is made for income tax on an annual basis, under the tax-payable method, based on the tax liability as computed after taking credit for allowances and exemptions. In case of matters under appeal, due to disallowances or otherwise, full provision is made when the said liabilities are accepted by the company.

  1.2 Notes on accounts

  The previous period's figures have been recast / restated, wherever necessary, to conform to the current period's classification.

  1.2.1 Contingent liabilities

       a The estimated amount of contracts remaining to be executed on capital account, and not provided for (net of advance) is Rs. 118,86,56,390 as at June 30, 2000. The amount of such contracts as at June 30, 1999 was Rs. 34,26,03,611 and as at March 31, 2000 was Rs. 80,31,29,007.

       b The company has outstanding counter guarantees of Rs. 5,71,30,000 as at June 30, 2000, to various banks, in respect of guarantees given by the banks in favour of various government authorities. The counter guarantees outstanding, as at June 30, 1999 were Rs. 2,82,65,263 and as at March 31, 2000 were Rs. 5,26,30,000.

       c Claims against the company, not acknowledged as debts, amounted to Rs. 73,78,977 as at June 30, 2000. Such claims, as at June 30, 1999 were Rs. 17,91,814 and as at March 31, 2000 were Rs.32,89,661.

  1.2.2   Quantitative details

  The company is engaged in the development and maintenance of computer software. The production and sale of such software cannot be expressed in any generic unit. Hence, it is not possible to give the quantitative details of sales and certain information as required under paragraphs 3, 4C and 4D of part II of Schedule VI to the Companies Act, 1956.

  1.2.3 Managerial remuneration paid to the chairman, managing director and whole-time directors in Rs.
------------------------------------------------------------------------------
                                Quarter ended Quarter ended Year ended June 30, 2000* June 30, 1999 March 31, 2000
------------------------------------------------------------------------------
    Salary                          22,64,968         9,73,800       38,00,059
    Contribution to provident
    fund and other funds             3,83,405         3,09,780       12,08,855
    Perquisites                      7,39,873         9,45,399       37,32,482
------------------------------------------------------------------------------
*includes the remuneration paid to three new directors who were co-opted into the board on May 27, 2000

  1.2.4  Managerial remuneration paid to non-whole-time directors in Rs.
------------------------------------------------------------------------------
                                Quarter ended Quarter ended Year ended June 30, 2000 June 30, 1999 March 31, 2000
------------------------------------------------------------------------------
    Salary                                  -                -       48,17,800
    Sitting fees                     1,12,000           40,000          92,000
    Reimbursement of expenses        2,04,161         2,30,714       10,13,703
------------------------------------------------------------------------------
  1.2.5  Imports on CIF basis
                                                                        in Rs.
------------------------------------------------------------------------------
                                Quarter ended Quarter ended Year ended June 30, 2000 June 30, 1999 March 31, 2000
------------------------------------------------------------------------------
    Capital goods                16,76,46,420      7,63,84,991    37,47,31,691
    Software packages               61,84,284        40,96,977     2,54,95,652
------------------------------------------------------------------------------

  1.2.6  Expenditure in foreign currency
                                                                        in Rs.
------------------------------------------------------------------------------
                                Quarter ended Quarter ended Year ended June 30, 2000 June 30, 1999 March 31, 2000
------------------------------------------------------------------------------
    Travel expenses              17,70,40,100     17,17,34,260    70,29,13,532
    Professional charges            72,06,920        61,83,106     4,51,95,637
    Other expenditure incurred
    overseas for software
    development                  80,78,78,995     34,15,81,916   221,74,57,133
------------------------------------------------------------------------------

  1.2.7  Earnings in foreign exchange

                                                                                                                         in Rs.
-------------------------------------------------------------------------------------------------------------------------------
                                                                 Quarter ended            Quarter ended        Year ended March
                                                                 June 30, 2000            June 30, 1999                31, 2000
-------------------------------------------------------------------------------------------------------------------------------
    Income from software development services and                                                                 833,29,73,465
    products on a receipt basis                                  304,28,30,950            166,29,87,194
    Interest received on deposits with banks                       5,49,26,100              4,24,43,966            18,42,65,368

  1.2.8  Depreciation on assets costing less than Rs. 5,000 each

  During the quarter, the company charged depreciation at 100% in respect of assets costing less than Rs. 5,000 each, amounting to Rs. 3,40,36,128. The corresponding amount for the previous period was Rs. 76,15,031 and the previous year was Rs. 13,21,59,074.

  1.2.9  Exchange differences

  During the quarter, realised and unrealised exchange gains amounted to Rs. 15,05,47,349 including Rs. 7,41,75,980 arising out of exchange differences on the translation of foreign currency deposits maintained abroad. The corresponding amounts for the same quarter in previous year were Rs. 13,62,59,335 and Rs. 8,13,02,378, respectively and the corresponding amounts for the previous year were Rs. 18,69,58,099 and Rs.9,93,27,075 respectively. Exchange difference on translation of foreign currency deposits maintained abroad is disclosed separately under "Other income" in the financial statements. The balance of realised and unrealised exchange gains amounting to Rs. 7,63,71,369 (corresponding previous period Rs. 5,49,56,957 and previous year Rs.8,76,31,024) is included as a component of "Income from software development services and products-overseas" in the financial statements.

  1.2.10  Research and development expenditure

  Research and development expenses charged to the Profit and Loss Account on both capital and revenue accounts amounts to Rs. 3,35,84,540 (corresponding previous period Rs. 1,62,34,400 and previous year Rs. 8,22,63,440). This includes Rs. 20,02,050 being the depreciation charged at 100% in respect of R & D assets acquired during the quarter (corresponding previous period Rs. Nil and previous year Rs. 15,27,500).

  1.2.11  Provision for contingencies

  The company had instituted a contingency plan effective October 1, 1998 and made a total provision of

  Rs. 9,99,00,000 to meet any possible disruption in client support due to the Year 2000 impact on the technology and communication infrastructure provided to the company by its vendors. For the year ended March 31, 2000, Rs. 2,42,29,154 was spent towards the Year 2000 transition effort, which was set off against the provision and the balance of Rs. 7,56,70,846 was written back to the profit and loss account.

  1.2.12  Provision for e-inventing the company

  The company made a provision of Rs. 3,50,00,000 for the quarter ended September 30, 1999 towards e-inventing the company. As on March 31, 2000, Rs. 3,10,99,023 was incurred towards e-inventing the company, which was set-off against the provision made earlier. The balance of Rs. 39,00,977 was incurred and set-off against this provision during the quarter ended June 30, 2000.

  1.2.13  Unearned revenue

  Unearned revenue as of June 30, 2000 amounting to Rs. 64,25,65,243 (corresponding previous period

  Rs. 22,54,44,217 and previous year Rs.17,56,71,963) primarily consists of client billings on fixed-price, fixed-time-frame contracts for which the related costs have not yet been incurred.

  1.2.14  Dues to Small-Scale Industrial undertakings

  As of June 30, 2000, the company had no outstanding dues to small-scale industrial undertakings.

1.2.15  Balance of unutilized money raised by issue of ADS

During the year ended March 31, 1999, the company made an Initial Public Offering ("IPO") of American Depositary Shares ("ADS"), of USD 70,380,000 equivalent to Rs. 296,86,00,000. The issue expenses amounted to Rs. 19,68,00,000 and the amount utilised for capital investment is Rs. 211,05,00,000. The balance of unutilised money as on June 30, 2000 amounting to Rs. 66,13,00,000 (corresponding previous period Rs. 289,56,00,000 and previous year Rs. 140,99,00,000) is maintained in foreign currency deposit accounts with various banks outside India.

1.2.16  Stock options

The company currently has three stock option plans. These are summarized below.
1994 Stock Option Plan ("the 1994 Plan")

As of June 30, 2000, 3,36,000 options to acquire 3,36,000 shares were outstanding with the employees under the 1994 Plan. These options were granted at an exercise price of Rs. 100 per option. In addition to the above shares earlier issued to employees subject to lock-in is 17,32,600 shares.

1998 Stock Option Plan ("the 1998 Plan")

The company's 1998 Stock Option Plan ("the 1998 Plan") provides for the grant of non-statutory stock options and incentive stock options to employees. The establishment of the 1998 Plan was approved by the Board of Directors in December 1997 and by the company's shareholders in January 1998. The Government of India approved the 1998 Plan, subject to a limit of 14,70,000 equity shares representing 29,40,000 ADSs to be issued under the plan. A total of 16,00,000 equity shares corresponding to 32,00,000 ADSs are currently reserved for issuance pursuant to the 1998 Plan. These options may be issued at an exercise price that is not less than 90% of the fair market value of the underlying equity share on the date of the grant. The 1998 Plan will terminate in January 2008, unless terminated earlier. All options under the 1998 Plan are exercisable for ADSs representing equity shares. A committee of the Board of Directors administers the 1998 Plan.

-----------------------------------------------------------------------------------------------------------------------
 Number of options granted, exercised and forfeited       Quarter ended           Quarter ended             Year ended
                                                          June 30, 2000           June 30, 1999         March 31, 2000
-----------------------------------------------------------------------------------------------------------------------
 Options outstanding, beginning of period/year                 6,89,500                4,19,000               4,19,000
 Granted                                                       1,46,700                       -               2,94,300
 Exercised                                                        1,334                       -                 23,800
 Forfeited                                                       11,500                       -                      -
                                                     ------------------------------------------------------------------
 Options outstanding, end of period/year                       8,23,366                4,19,000               6,89,500
                                                     ==================================================================
 Weighted average exercise price                              US$ 77.06               US$ 17.00              US$ 58.53
                                                             (Rs. 3,440)               (Rs. 737)            (Rs. 2,552)
                                                     ------------------------------------------------------------------

1999 Stock Option Plan ("the 1999 Plan")

In fiscal 2000, the company instituted the 1999 Plan. The 1999 Plan was approved by the shareholders and the Board of Directors in June 1999. The 1999 Plan provides for the issue of 66,00,000 equity shares to the employees. The 1999 Plan is administered by a Compensation Committee comprising a maximum of seven members, the majority of whom are independent directors on the Board of Directors. Under the 1999 Plan, options will be issued to employees at an exercise price, which shall not be less than the Fair Market Value. Fair Market Value is the closing price of the company's shares in the stock exchange where there is the highest trading volume on a given date and if the shares are not traded on that day, the closing price on the next trading day. Under the 1999 Plan, options may be issued to employees at exercise prices that are less than Fair Market Value only if specifically approved by the members of the company in a general meeting.

-------------------------------------------------------------------------------------------------------------------
 Number of options granted, exercised and forfeited      Quarter ended           Quarter ended           Year ended
                                                         June 30, 2000           June 30, 1999       March 31, 2000
-------------------------------------------------------------------------------------------------------------------
 Options outstanding, beginning of period/year               10,06,800                       -                    -
 Granted                                                      6,58,650                       -            10,14,500
 Exercised                                                           -                       -                    -
 Forfeited                                                      23,600                       -                7,700
                                                     --------------------------------------------------------------
 Options outstanding, end of period/year                     16,41,850                       -            10,06,800
                                                     ==============================================================
 Weighted average exercise price                             Rs. 4,931                                    Rs. 4,268
                                                     --------------------------------------------------------------

1.2.17  Employee Stock Option Plan ("ESOP")

The Securities and Exchange Board of India (SEBI) recently issued the (Employee Stock Option Scheme and Employee Stock Purchase Scheme) Guidelines, 1999 which is effective for all stock option schemes established after June 19, 1999. In accordance with these guidelines, the excess of the market price of the underlying equity shares as of the date of the grant of the options over the exercise price of the options, including up-front payments, if any is to be recognized and amortized on a straight line basis over the vesting period.

The company's 1994 stock option plan was established prior to the SEBI guidelines on stock options.

Had the stock compensation costs for this stock option plan been determined as per the guidelines issued by SEBI, the company's reported net profit would have been reduced to the proforma amounts indicated below.

                                                                                                  in Rs.
--------------------------------------------------------------------------------------------------------
                                              Quarter ended           Quarter ended           Year ended
                                              June 30, 2000           June 30, 1999       March 31, 2000
--------------------------------------------------------------------------------------------------------
 Net profit:                                  126,79,62,749           60,60,81,838        293,51,56,665
 - As reported                                121,14,70,502           55,19,02,504        271,34,60,717
 - Adjusted pro forma

1.2.18  Provision for taxation

The company's profits from export activities are deductible from taxable income. Further, most of the company's operations are conducted through 100% Export Oriented Units, which are entitled to a tax holiday for a period of ten years from the date of commencement of operations. The provision for taxation includes taxes payable in respect of domestic income and income arising from the company's overseas operations, primarily in the United States, Europe, Far East and South East Asia.

1.2.19  Cash and bank balances

The cash and bank balances include interest accrued but not due on fixed deposits amounting to Rs. 27,33,684 for the quarter ended June 30, 2000 (corresponding previous period Rs. 5,99,173 and previous year Rs. 94,92,514).

1.2.20  Loans and advances

Advances recoverable in cash or kind or for value to be received mainly comprise of prepaid travel and per-diem expenses and advance paid to vendors towards current assets.

Deposits with financial institutions consist of Rs. 10,41,44,577 (corresponding previous period Rs. 25,44,80,556 and previous year Rs. 25,50,19,994) and Rs. 10,20,30,140 (corresponding previous period Rs. 4,00,21,918 and previous year Rs. 25,75,52,742) deposited with Housing Development Finance Corporation Limited, and ICICI Limited, respectively. Mr. Deepak M Satwalekar, director of the company, is also the Managing Director in Housing Development Finance Corporation Limited. Mr. N R Narayana Murthy, Chairman and CEO of the company and Prof. Marti G. Subrahmanyam, director of the company are also directors in ICICI Limited. Except as directors in these financial institutions, they have no direct interest in these transactions. "Deposit with a body corporate" consists of Rs. 25,31,55,167 (corresponding previous period Rs. 25,27,89,590 and previous year Rs. 25,32,29,129) deposited with GE Capital Services India Limited. All these financial institutions and the body corporate have AAA rating from Credit Rating and Information Services of India Limited (CRISIL). These amounts include interest accrued but not due amounting to Rs. 92,97,693 (corresponding previous period Rs. 72,83,022 and previous year Rs. 1,58,01,863).

1.2.21  Current liabilities

Sundry creditors for other liabilities represent mainly the retention amount payable to the vendors, and amounts accrued for various other operational expenses.

1.2.22  Fixed assets

The company has entered into lease-cum-sale agreements to acquire certain properties. In accordance with the terms of these agreements, the company has the option to purchase the properties outright at the expiry of the lease period. The company has already paid 99% of the value of the properties at the time of entering into the lease-cum-sale agreements. These amounts are disclosed as "Land - leasehold" under "Fixed assets" in the financial statements.

1.2.23  Transfer of Intellectual Property Rights

During the quarter ended June 30, 2000, the company transferred its intellectual property rights in Onscan - a web-focussed wireless-enabled notification product, to Onscan Inc., USA, a company incubated by Infosys as part of its ongoing effort to encourage and promote budding entrepreneurs among its employees. The product was transferred for a gross consideration of Rs. 8,93,40,000 (US$ 2 million), received as equity, preferred voting and preferred non-voting securities in Onscan Inc. The income arising out of the transfer of Rs. 5,49,44,000 (net of tax) is disclosed as an extraordinary item.

1.2.24  Investment in CiDRA Corporation

During the quarter the company made a strategic investment of Rs. 13,40,08,660, (33,333 Series D Convertible Preferred Stock, par value of US$ 0.01 each, at US$ 90 each fully paid up) in CiDRA Corporation, USA. CiDRA Corporation is a developer of photonic devices for high-precision wavelength management and control for next generation optical networks.

At a glance - US GAAP
--------------------------------------------------------------------------------

                                                                  US$ in millions, except as otherwise stated
-------------------------------------------------------------------------------------------------------------
                                                           Three months ended                      Year ended
                                                  June 30, 2000          June 30, 1999         March 31, 2000
-------------------------------------------------------------------------------------------------------------
For the period
Total revenues                                         80.26                      39.73                203.44
Export revenues                                        79.24                      39.35                200.54
Operating income                                       26.41                      12.31                 60.50
Net income                                             26.83                      13.31                 61.34
Operating income as a percentage of
 total revenues                                        32.90%                     30.98%                29.74%
Net income as a percentage of total                    31.35%                     28.73%                28.74%
 revenues
Basic earnings per share                          $     0.41                  $    0.20            $     0.93
Cash dividend per equity share                    $     0.07                         NA            $     0.04
Dividend amount                                         4.73                         NA                  2.53
Capital investments                                    18.15                       4.25                 35.93

At the end of the period
Total assets                                          247.03                     165.64                219.28
Property, plant and equipment - net                    61.70                      25.98                 47.55
Cash and cash equivalents                             105.76                     102.61                116.60
Working capital                                       139.12                     117.99                137.94
Total debt                                                --                         --                    --
Stockholders' equity                                  216.67                     149.75                198.14
Common stock                                            8.59                       8.59                  8.59
Market capitalization                              12,315.06                   2,778.17             13,609.67
-------------------------------------------------------------------------------------------------------------

Note:
All ratios are calculated excluding income from exchange differences on translation of foreign currency deposits kept abroad
Market capitalization is calculated by considering the Indian market price for the shares outstanding at the period / year end.

                              TOTAL REVENUE               EXPORT                 NET INCOM
                            (US$ in millions)        (US$ in millions)        (US$ in millions)
    Year ended
    March 31,2000                  203.4                    200.5                  61.34

    Quarter ended
    June 30, 1999                  39.73                    39.35                  13.31

    Quarter ended
    June 30, 2000                  80.26                    79.24                  26.83

Shareholder information
--------------------------------------------------------------------------------

1.  Listing on stock exchanges         Bangalore Stock Exchange Ltd.
    in India at                        Stock Exchange Towers, No. 51, 1st Cross, J.C. Road,
                                       Bangalore - 560 027, India.
                                       Tel.: +91-80-299 5234, Fax: +91-80-299 5242

                                       The Stock Exchange, Mumbai
                                       Phiroze Jeejeebhoy Towers, Dalal Street, Mumbai - 400 001, India.
                                       Tel.: +91-22-265 5581, Fax: +91-22-265 8121

                                       National Stock Exchange of India Ltd.
                                       Trade World, Senapati Bapat Marg, Lower Parel, Mumbai - 400 013, India.
                                       Tel.: +91-22-497 2950, Fax: +91-22-491 4275 / 85

2.  Listing fees                       Paid for all the above stock exchanges for 2000-2001.

3.  Listing on stock exchanges         NASDAQ National Market in the United States
    outside India                      33 Whitehall Street, New York, NY-1004-4087
                                       Tel.: +1-212-709-2400, Fax: +1-212-709-2496

4.  Registered office                  Electronics City, Hosur Road, Bangalore - 561 229, India.
                                       Tel.: +91-80-852 0261, Fax: +91-80-852 0362
                                       Homepage: www.infy.com
                                                 ------------

5.  Stock market data relating to shares listed in India

    a. The company's market capitalization is included in the computation of the BSE-30 Sensitive Index (Sensex), the BSE Dollex and S&P CNX NIFTY Index.

    b. Monthly high and low quotations as well as the volume of shares traded at Mumbai, National and Bangalore Stock Exchanges for the three-month period ended June 30, 2000 are:

-------------------------------------------------------------------------------------------------------------
                              BSE                             NSE                             BgSE
                     High     Low        Volume      High     Low        Volume      High      Low    Volume
                      Rs.     Rs.          Nos.       Rs.     Rs.          Nos.       Rs.      Rs.      Nos.
-------------------------------------------------------------------------------------------------------------
April, 2000        10,626   6,651     38,63,008    10,601   6,671     38,41,367    10,568    6,541    23,243
May                 8,780   5,600     80,35,618     8,740   5,525   1,06,05,877     8,749    5,501    57,567
June                8,938   6,801     75,60,300     8,950   6,833     84,59,664     8,895    6,806    73,934
-------------------------------------------------------------------------------------------------------------
Total                               1,94,58,926                     2,29,06,908                     1,54,744
% of volume traded to
  average shares
  outstanding                             30.37% **                       35.75% **                     0.24% **
-------------------------------------------------------------------------------------------------------------

** The number of shares outstanding is 6,40,68,800. The equity shares underlying the American Depositary Shares (ADSs) have been excluded for the purpose of this calculation.

6.  Par value of equity shares                Rs. 5 each fully paid-up

7.  Share transfers in physical form          Karvy Consultants Limited
     and other communication regarding        Registrars and Share Transfer Agents
     share certificates, dividends,           T.K.N. Complex, No. 51/2, Vanivilas Road,
     change of address, etc., in India        Opp. National College, Basavanagudi,
     may be addressed to                      Bangalore - 560 004, India.
                                              Tel.: +91-80-662 1184, Fax: +91-80-662 1169
                                              E-mail: bangalore@karvy.com

8.  Share transfer system

    Shares sent for physical transfer are generally registered and returned within a period of 15 days from the date of receipt, if the documents are clear in all respects. The share transfer committee of the company meets as often as required.

    The total number of shares transferred in physical form during the three-month period ended June 30, 2000 was 6,636 (previous year - 20,900). 78.90% of transfers (previous year - 92.35%) were completed within 15 days.

     ------------------------------------------------------------------------------------------------------
                                          Three month period ended June 30,
     ------------------------------------------------------------------------------------------------------
                                         2000                                      1999
     Transfer                 No. of          No. of                    No. of            No. of
     period            transferees (folios)   shares        %     transferees (folios)    shares         %
     in days             New    Existing                            New    Existing
     ------------------------------------------------------------------------------------------------------
     1- 10                7         3         4,836     72.88        16        9          15,600     74.65
     11- 15               1         0           400      6.02         8        2           3,700     17.70
     16- 20               3         0         1,400     21.10         3        0           1,200      5.74
     * 21 and above       0         0             0      0.00         3        0             400      1.91
     ------------------------------------------------------------------------------------------------------
                         11         3         6,636    100.00        30       11          20,900    100.00
     ------------------------------------------------------------------------------------------------------

     * Delays beyond 21 days were due to compliance with legal requirements.

9. Investors' services - Complaints received during the three-month period ended June 30

     --------------------------------------------------------------------------------------------------------
         Nature of complaints                                     2000                       1999
                                                        Received    Attended to      Received    Attended to
     --------------------------------------------------------------------------------------------------------
     1.  Non-receipt of share certificates                     0              0             3              3
     2.  Non-receipt of bonus shares                           1              1            38             38
     3.  Letters from Stock Exchanges, SEBI, etc.              0              0             1              1
     4.  Non-receipt of dividend warrants                     10             10             2              2
     --------------------------------------------------------------------------------------------------------
                                                              11             11            44             44
     --------------------------------------------------------------------------------------------------------

     The company has attended to most of the investors' grievances/correspondence within a period of 10 days from the date of receipt of the same, during the three-month period ended June 30, 2000 except in cases which are constrained by disputes or legal impediments.

10.  Legal proceedings

     There are some pending cases relating to disputes over title to shares, in which the company is made a party. These cases are however not material in nature.

11.  Distribution of shareholding as on June 30

     ------------------------------------------------------------------------------------------------------------------------
                                                       2000                                           1999
     No. of equity                 No. of       % of         No. of       % of      No. of      % of        No. of      % of
     shares held                   share-     share-         shares     share-      share-    share-        shares    share-
                                  holders    holders                   holding     holders   holders                 holding
     ------------------------------------------------------------------------------------------------------------------------
            1-     100             52,308      81.51       7,45,648       1.16       5,969     41.02      3,91,946      0.61
          101-     200              2,532       3.94       4,31,292       0.67       2,124     14.60      8,39,238      1.31
          201-     500              2,996       4.67      10,70,430       1.67       2,516     17.29     19,77,116      3.09
          501-    1000              2,718       4.23      20,25,170       3.16       2,172     14.93     33,36,980      5.21
         1001-    5000              2,930       4.57      61,57,016       9.61       1,309      9.00     57,50,942      8.98
         5001-   10000                305       0.48      21,95,063       3.43         189      1.30     28,84,932      4.50
        10001 and above               384       0.60    5,07,28,433      79.18         270      1.86   4,88,87,646     76.30
         NSDL  transit-                            -       7,15,748       1.12           -         -             -         -
     ------------------------------------------------------------------------------------------------------------------------
                                   64,173     100.00    6,40,68,800     100.00      14,549    100.00   6,40,68,800    100.00
     Equity shares underlying           1*                20,82,567                      1*              20,70,000
     American Depositary Shares
     ------------------------------------------------------------------------------------------------------------------------
     Total                         64,174               6,61,51,367                 14,550             6,61,38,800
     ------------------------------------------------------------------------------------------------------------------------

     * Held by beneficial owners outside India.

     # Shares have been restated consequent to the 2 for 1 stock-split in February 2000.

12.  Categories of shareholders as on June 30,

     ----------------------------------------------------------------------------------------------------------------------
                                                        2000                                        1999
     ----------------------------------------------------------------------------------------------------------------------
     Category                           No. of          Voting   No. of shares        No. of         Voting   No. of shares
                                  shareholders    strength (%)            held  shareholders   strength (%)          held #
     ----------------------------------------------------------------------------------------------------------------------
     Individuals                        60,592           25.50     1,68,66,371        13,505          26.45     1,74,95,388
     Companies                           2,653            1.84       12,18,249           713           2.67       17,68,120
     FIIs                                  316           25.26     1,67,13,447           151          24.00     1,58,69,678
     OCBs and NRIs                         426            0.73        4,82,811            76           0.26        1,71,942
     Founders and their families            23           29.30     1,93,80,560            18          29.69     1,96,39,200
     Mutual Funds, Banks, FIs              163           13.14       86,91,614            86          13.80       91,24,472
     NSDL transit                            -            1.08        7,15,748             _              _               _
     Equity shares underlying                1*           3.15       20,82,567             1*          3.13       20,70,000
     American Depositary Shares
     ----------------------------------------------------------------------------------------------------------------------
      Total                             64,174          100.00     6,61,51,367        14,550         100.00     6,61,38,800
     ----------------------------------------------------------------------------------------------------------------------

     * Held by beneficial owners outside India.

     # Shares have been restated consequent to the 2-for-1 stock-split in February 2000.

13.  Shares under lock-in

     Employees Stock Offer Plan (ESOP) 1994

     Details of shares of par value of Rs. 5 each held by employees under the Employee Stock Offer Plan (ESOP) 1994 subject to lock-in are given below. These shares are also included in the categories of shareholders given in
     (12) above.

     No. of shares subject to lock-in as on June 30,
     -----------------------------------------------------------------------------------------------------
                                            2000                                     1999
     -----------------------------------------------------------------------------------------------------
     Period of lock-in       No. of shares     No. of employees     No. of shares #      No. of employees
     -----------------------------------------------------------------------------------------------------
     4-5 years                           -                    -            8,03,000                 1,081
     3-4 years                    7,75,000                1,017            5,09,600                   345
     2-3 years                    5,00,400                  340            2,12,400                   156
     1-2 years                    2,00,000                  149            2,62,400                   107
     0-1 years                    2,57,200                  105            2,22,200                    76
     -----------------------------------------------------------------------------------------------------

     # Shares have been restated consequent to the 2-for-1 stock-split in February 2000.

     As on June 30, 2000, 552 employees hold rights to 3,36,000 shares of par value of Rs. 5 each which are subject to a lock-in of 3-4 years. Currently, 1,590 employees hold shares under the 1994 Stock Offer Plan. Shares subject to lock-in held by the employees will be transferred back to the ITL Employees Welfare Trust if such employees leave the services of the company before the vesting period. As on June 30, 2000, the ITL Employees Welfare Trust holds 1,84,800 shares of par value of Rs. 5 each. The 1994 Stock Offer Plan has since been terminated.

     Employees Stock Offer Plan (ESOP) 1998

     The company established the 1998 Stock Offer Plan which provides for the grant of non-statutory stock options and incentive stock options to the employees of the company. This plan was approved by the board of directors in December 1997 and by the shareholders in January 1998. The Government of India has approved the 1998 plan, subject to a limit of 14,70,000 equity shares of par value of Rs. 5 each representing 29,40,000 ADSs to be issued under the plan. During the three-month period ended June 30, 2000, options were granted to 48 employees to acquire 1,46,700 ADSs corresponding to 73,350 equity shares of par value of Rs. 5 each. During the three-month period ended June 30, 2000, 5 employees exercised the options to acquire 1,334 ADSs corresponding to 667 equity shares of par value of Rs. 5 each. As on June 30, 2000, 126 employees hold options to acquire 8,23,366 ADSs corresponding to 4,11,683 equity shares of par value of Rs. 5 each. Details of the number of ADSs options granted and exercised are given below.

     No. of options granted and exercised
     -----------------------------------------------------------------------------------------------
                                                Granted                 Exercised
                                       -----------------------------------------------
     Period                               No. of       ADSs        No. of      ADSs         Balance
                                        employees    Options     employees             ADSs options
                                                      (Net)
     -----------------------------------------------------------------------------------------------
     Year ended March 31, 1999              34       4,19,000        20       25,134       3,93,866
     Year ended March 31, 2000              71       2,90,300         -         -          2,90,300
     Quarter ended June 30, 2000            48       1,39,200         -         -          1,39,200
     -----------------------------------------------------------------------------------------------
     Total                                           8,48,500                 25,134       8,23,366
     -----------------------------------------------------------------------------------------------

     Employees Stock Offer Plan (ESOP) 1999

     The 1999 plan was approved by the board of directors and the shareholders in June 1999 and was instituted in fiscal 2000. The plan provides for the issue of 66,00,000 equity shares of par value of Rs. 5 each to the employees. During the three-month period ended June 30, 2000, options were granted to 4,227 employees to acquire 6,58,650 equity shares of par value of Rs. 5 each. As on June 30, 2000, 5,122 employees hold options to acquire 16,41,850 shares of par value of Rs. 5 each. Details of options held by employees under the Employee Stock Offer Plan (ESOP) 1999 are given below.

     No. of options granted and exercised
     ---------------------------------------------------------------------------------------------
        Year ended March 31,                    Granted                 Exercised
                                       -----------------------------------------------
                                          No. of      No. of       No. of     No. of     Balance
                                        employees    Options     employees   Options
     ---------------------------------------------------------------------------------------------
     Year ended March 31, 2000            1,228     10,14,500        40      18,800      9,95,700
     ---------------------------------------------------------------------------------------------
     Quarter ended June 30, 2000          4,227      6,58,650        86      12,500      6,46,150
     ---------------------------------------------------------------------------------------------
     Total                                          16,73,150                31,300     16,41,850
     ---------------------------------------------------------------------------------------------

14.  Dematerialization of shares and liquidity

     Your company was the first in India to pay a one-time custodial fee of Rs.
     44.43 lakh to National Securities Depositary Limited (NSDL). Consequently, the company's shareholders do not have to pay depositary participants, the custodial fee charged by the NSDL on their holding. Over 97% of the company's shares are now held in electronic form.

15.  Financial calendar (tentative and subject to change)

     Financial reporting for the second quarter ending September 30, 2000       October 10, 2000
     Interim dividend payment (if any)                                          November 2000
     Financial reporting for the third quarter ending December 31, 2000         January 9, 2001
     Financial results for the year ending March 31, 2001                       April 11, 2001
     Annual General Meeting for the year ending March 31, 2001                  May 2001

16.  Investors' correspondence in India                     Any queries relating to the financial statements
     may be addressed to:                                   of the company may be addressed to:

     The Company Secretary,                                 Mr. T. V. Mohandas Pai,
     Investors' Service Cell,                               Director (F&A) and CFO,
     Infosys Technologies Ltd., Electronics City,           Infosys Technologies Ltd., Electronics City,
     Hosur Road, Bangalore - 561 229, India.                Hosur Road, Bangalore - 561 229, India.
     Tel.: +91-80-852 1518, Fax: +91-80-852 0362            Tel.: +91-80-852 0396, Fax: +91-80-852 0362
     (e-mail address: invest@infy.com)                      (e-mail address: mdpai@infy.com)

17.  Reuters code  - INFY.BO (BSE)        Bridge code  - IN;INF (BSE)           Bloomberg code  - INFO IN (BSE)

                   - INFY.NS (NSE)                     - IN;INFN (NSE)                          - NINFO IN (NSE)

                   - INFY.O (NASDAQ)                   - US;INFY (NASDAQ)

18.  Stock market data relating to American Depositary Shares (ADSs)

     a. ADS listed at                             NASDAQ National Market in the United States
     b. Ratio of ADS to equity shares             2 ADS for one equity share
     c. ADS symbol                                INFY
     d. The American Depositary Shares issued under the ADS program of the company were listed on the NASDAQ National Market in the United States on March 11, 1999. The monthly high and low quotations as well as the volume of ADSs traded at the NASDAQ National Market for the three-month period ended June 30, 2000 are:

----------------------------------------------------------------------------------
                        High                     Low                       Volume
                    $         Rs.            $         Rs.                   Nos.
----------------------------------------------------------------------------------
April, 2000          284.56      24,837       131.13      11,445        59,99,400
May                  214.50      19,116       130.75      11,652        36,98,600
June                 199.94      17,850       154.38      13,783        18,88,300
----------------------------------------------------------------------------------
Total                                                                 1,15,86,300
----------------------------------------------------------------------------------

% of volume traded to total float                                       278.17%
* 2 ADS = 1 equity share
$ have been converted into Indian rupees at the monthly closing rates

e. Premium of American Depositary Shares over the shares traded on the Indian stock exchanges The ADS price quoted below is in Indian rupees and has been converted into $ at the monthly closing rates.

     [Graph here]

     * 2 ADS = 1 equity share                                (Source: Bloomberg)

f. Investor correspondence in    P. R. Ganapathy
   the US may be addressed to    Investor Relations Officer
                                 Infosys Technologies Limited
                                 34760, Campus Drive,
                                 Fremont CA 94555, USA.
                                 Tel.: +1-510-742-3030, Mobile: +1-510-872-4412,
                                 Fax: +1-510-742-2930, E-mail: guns@infy.com
                                                               -------------
g. Name and address of the       Deutsche Bank A.G.
   depositary bank               Corporate Trust and Agency Services
                                 4 Albany Street
                                 New York, NY 10006, USA.
                                 Tel.: +1-212-250-8500, Fax: +1-212-250-5644.

                                 Corporate Trust and Agency Services
                                 Deutsche Bank A.G.
                                 1 st Floor, Kodak House
                                 222, Dr. D. N. Road.
                                 Fort, Mumbai - 400 001, India
                                 Tel.: +91-22-207 3262, Fax: +91-22-207 9614

i. Name and address of the       ICICI Limited
   custodian in India            ICICI Towers
                                 Bandra Kurla Complex
                                 Mumbai - 400 051, India.
                                 Tel.: +91-22-653 1414, Fax: +91-22-653 1164/65.




                                    [CHART]

* 2 ADS = 1 equity share                                     (Source: Bloomberg)

f. Investor correspondence in      P. R. Ganapathy
   the US may be addressed to      Investor Relations Officer
                                   Infosys Technologies Limited
                                   42808 Christy Street, Suite 203
                                   Fremont CA 94538, USA.
                                   Tel.: 1-510-770-3400 Ext. 412, Mobile: 1-510-872-4412,
                                   Fax: 1-510-770-9469, E-mail: prganapathy@itlinfosys.com

g. Name and address of the         Bankers Trust Company
   Depositary Bank                 Corporate Trust and Agency Services
                                   4 Albany Street
                                   New York, NY 10006, USA.
                                   Tel.: 1-212-250-8500, Fax: 1-212-250-5644.

                                   Bankers Trust Company 702, Dalamal
                                   House Jamnalal Bajaj Marg, Nariman
                                   Point Mumbai - 400 021, India.
                                   Tel.: 91-22-284 3593, Fax: 91-22-284 3652.

i. Name and address of the         ICICI Limited
   Custodian in India              Mistry Bhavan, 1 Floor Sir
                                   Dinshaw Vacha Road 122, Backbay
                                   Reclamation Mumbai - 400 020, India.
                                   Tel.: 91-22-204 4370, Fax: 91-22-204 4237.

Segment information
--------------------------------------------------------------------------------

                                                                                             Rs. in lakhs
---------------------------------------------------------------------------------------------------------
                                                             Quarter ended                    Year ended
                                                  June 30, 2000       June 30, 1999       March 31, 2000
---------------------------------------------------------------------------------------------------------
Revenue by geographic segments
North America                                         27,713.54           14,364.42            71,327.35
Europe                                                 6,105.80            2,792.19            12,909.74
Rest of the World                                      2,524.09              888.46             5,240.03
India                                                    720.64              361.13             2,669.36
---------------------------------------------------------------------------------------------------------
Total                                                 37,064.08           18,406.20            92,146.48
=========================================================================================================

Revenue by Business segment

Branded services                                              -            2,146.27             5,895.00
Products                                                 857.57              256.92             2,290.12
Software development and maintenance                  34,695.43           14,623.88            80,047.26
Treasury                                               1,511.08            1,379.13             3,914.10
---------------------------------------------------------------------------------------------------------
Total                                                 37,064.08           18,406.20            92,146.48
=========================================================================================================

Note: Exchange differences arising on translation of foreign currency deposits kept abroad has been included under treasury.


                                  [PIE CHART]

By geographical area - quarter ended June 30, 1999     By business segment - quarter ended June 30, 1999
--------------------------------------------------     -------------------------------------------------

India - 1.9%                                           Treasury - 4.1%

Row - 6.8%                                             Products - 2.3%

Europe - 16.5%                                         Software development and maintenance - 93.6%

North America - 74.8%

Ratio analysis
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                                                                 Quarter ended                Year ended
                                                      June 30, 2000      June 30, 1999      March 31, 2000
------------------------------------------------------------------------------------------------------------
Ratios - Financial performance
Export revenue / total revenue (%)                             94.72             91.61               94.38
Domestic revenue / total revenue (%)                            1.21              0.90                1.37
Other income / total revenue (%)                                4.08              7.49                4.25
Employee costs / total revenue (%)                             38.47             33.54               36.31
Administration expenses / total revenue (%)                     7.69              7.40                7.54
Operating expenses / total revenue (%)                         58.79             57.66               58.88
Depreciation / total revenue (%)                                4.79              5.06                5.78
Tax / total revenue (%)                                         3.70              4.35                4.31
Tax / PBT (%)                                                  10.15             11.66               12.19
EBIDTA / total revenue (%)                                     41.21             42.34               41.12
PAT from ordinary activities / total revenue (%)               32.73             32.93               31.03
PAT from ordinary activities / average net worth               43.51             40.95               40.63
    (%)(LTM)
ROCE (PBIT/Average capital employed) (%) (LTM)                 49.22             47.68               46.27
Return on invested capital (%) (LTM)                           97.28             99.44              111.68
Capital output ratio (LTM)                                      1.34              1.40                1.31
Invested capital output ratio (LTM)                             3.16              3.52                3.82

Ratios - Balance sheet

Debt-Equity ratio                                                  -                 -                   -
Debtors turover ( Days) *                                         59                57                  56
Current ratio                                                   4.21              6.16                4.69
Cash and equivalents / total assets (%)                        49.15             70.25               61.00
Cash and equivalents / total revenue (%) (LTM)                 42.59             74.32               55.17
Depreciation  / average gross block (%) (LTM)                  21.86             26.80               23.50
Technology investment / total revenue (%) (LTM)                 6.44              8.48                5.86

Ratios - Growth**

Export revenue (%)                                               108                75                  74
Total revenue (%)                                                101                87                  80
Operating expenses (%)                                           105                59                  69
Operating profit (%)                                              96               147                  98
Net  profit (from ordinary activities) (%)                       100               156                 115

Per - share data (for the period)

Earnings per share from ordinary activities (Rs.)              18.34              9.16               43.23
Earnings per share (including extraordinary items)             19.17              9.16               44.37
    (Rs.)
Cash earnings per share from ordinary activities               21.02             10.57               51.27
    (Rs.)
Cash earnings per share(including extraordinary                21.85             10.57               52.42
    items)  (Rs.)
Book value (Rs.)                                              145.15             95.69              125.97
Price / earning                                               113.30             99.35              207.50
Price / cash earnings                                         108.38             99.38              174.96
Price / book value                                             57.25             38.05               71.21
EPS growth (%)                                                100.22            155.86              115.07
PE / EPS Growth                                                 1.13              0.64                1.80

*  Annualized
** Denotes growth compared with figures of the corresponding period in the previous year.

Note: The ratio calculations are based on Indian GAAP.
                   LTM - Last twelve months

United States          Australia                 India

Addison                Melbourne                 Bangalore                  Chennai                   Mohali (Chandigarh)
15305 Dallas Parkway   Level 7, 505              Plot No. 44 & 97A          1st & 2nd Floor           B 100,  Phase VIII
Suite                  St Kilda Road             Electronics City           Alexander Square, 35      Industrial Area, SAS
100 Addison            Melbourne                 Hosur Road                 Sardar Patel Road,        Nagar
TX 75001               Victoria 3004             Bangalore-561 229          Guindy                    Mohali-160 059, Punjab
Tel.: (972) 770-0450   Tel.: 613 9868 1607       Tel.: (080) 8520261        Chennai-600 035           Tel.: (0172) 254191/92/ 94
Fax: (972) 770-0490    Fax: 613 9868 1652        Fax: (080) 8520362         Tel.: (044) 2300031-40    Fax: (0172) 254193
                                                                            Fax: (044) 2300091
Bellevue               Belgium                   Reddy Building                                       Mumbai
10900 NE 4th St.                                 K-310, 1st Main            Archbishop Arokia         No.85, Mittal Towers `C'
#2300 Bellevue         Brussels                  5th Block,                 Swamy Bldg.               8th Floor, Nariman Point
WA 98004               Dreve Richelle 161        Koramangala                145, Santhome High Road   Mumbai-400 021
Tel.: (425) 990 1028   Building N 1410 Waterloo  Bangalore-560 095          Mylapore (Santhome)       Tel.: (022) 2846490
Fax: (425) 990 1029    Brussels                  Tel.: (080) 5530392        Chennai-600 004           Fax: (022) 2846489
                       Tel.: 322-352-8743        Fax: (080) 5530391         Tel.: (044) 4612021
Cranford               Fax: 322-352-8889                                    Fax: (044) 4956958        Mysore
20 Commerce Drive                                Pavithra Complex                                     SJCE-STEP
Cranford               Canada                    #1, 27th Main, 2nd Cross   No.138, Sholinganallur    Sree Jayachamarajendra College
NJ 07016                                         1st Stage, BTM Layout      Old Mahabalipuram Road    of Engg., Science and
Tel.: (908) 497 1710   Toronto                   Bangalore-560 068          Chennai-600 119           Technology
Fax: (908) 497 1770    3300 Bloor Street         Tel.: (080) 6681755        Tel.: (044) 4964304       Entrepreneurs Park
                       West Centre Tower         Fax: (080) 6680181                                   Mysore-570 006
Fremont                11th Floor Suite 3140                                Hyderabad                 Tel.: (0821) 500389/ 90
34760 Campus Drive     Ontario M8X 2X3           Infosys Towers             I Floor, Q3 A1            Fax: (0821) 500391
Fremont                Tel.: (416) 207-3311      No. 27, Bannerghatta Road  Cyber Towers
CA 94555               Fax: (416) 207-2087       3rd Phase, J. P. Nagar     HI-TEC City, Madhapur     New Delhi
Tel.: (510) 742 3000                             Bangalore-560 076          Hyderabad-500 033         K30, Green Park Main
Fax: (510) 742 3090    Germany                   Tel.: (080) 6658667        Tel.: (040) 3100242/44-49 Behind Green Park Market
                                                 Fax: (080) 6658676         Fax: (040) 3100243        New Delhi-110 066
Marietta               Frankfurt                                                                      Tel.: (011) 6514829-30
1950 Spectrum Circle   TOPAS 2                   N-403, Manipal Centre      Mangalore                 Fax: (011) 6853366
#400, Marietta         Mergenthalerallee         Dickenson Road             #16/403
GA 30067               79-8, 65760               Bangalore-560 042          Star of Bombay Complex    Pune
Tel.: (770) 857 4428   Eschborn/Frankfurt        Tel.: (080) 5592082        3rd Floor, Kankanady      3rd Floor, 321/A/3
Fax: (770) 857 2258    Tel.: 49 6196 9202115     Fax: (080) 5588065         Mangalore-575 002         TPS III, Shankar Seth Road
                       Fax: 49 6196 9202320                                 Tel.: (0824) 439401-07/   Mahatma Phule Peth
Newport Beach                                    Bhubaneswar                         434401-06        Pune-411 042
4590 MacArthur         Japan                     Plot #N-1/70, Nayapalli    Fax: (0824) 439430        Tel.: (0212) 647420/21
Suite 500                                        Adjoining Planetarium on                             Fax: (0212) 648226
Newport Beach          Tokyo                     NH5, Post RRL              Kottara Cross
CA 92660               4F Madre Matsuda Bldg.    Bhubaneswar-751 013        Kulur Ferry Road          Plot # 1
Tel.: (949) 475 0196   4-13, Kioi-Cho,           Tel.: (0674) 584068-71     Mangalore-575 006         Infotech Park MIDC
Fax: (949) 475 0198    Chiyoda-Ku                Fax: (0674) 583991         Tel.: (0824) 451485-88    Hinjewadi, Taluka Mulshi
                       Tokyo 102-0094                                       Fax: (0824) 451484        Pune-411027
Oakbrook Terrace       Tel.: 813-3234-3597       Plot No.E/4                                          Tel.: (02139) 32801-03
One Tower Lane         Fax: 83-3239-3300         Infosys City, Chandaka                               Fax: (02139) 32832
#1700                                            Bhubaneswar-751 014
Oakbrook Terrace       Sweden
IL 60181
Tel.: (630) 573 6050   Stockholm                       Bankers                                 Visit Infosys at
Fax: (630) 573 6051    Stureplan 4C, 4tr                                                        www.infy.com
                       114 35, Stockholm               ICICI Bank Ltd.
Quincy                 Tel.: 44-7932-004640            Hongkong and Shanghai                     Send e-mail to
Two Adams Place        (Mobile)                         Banking Corporation Ltd.                infosys@infy.com
Quincy                                                 Bank of America
MA 02169               UK                                                                          Call us at
Tel.: (781) 356 3100                                   Company secretary                         within the U.S.
Fax: (781) 356 3150    Milton Keynes                                                             1-800-ITL INFO
                       Suite 415, Premier Suites       V. Viswanathan                           outside the U.S.
Troy                   Exchange House                                                            +91-80-8520261
100 Liberty Center     494, Midsummer Boulevard        Auditors
#200 West Big Beaver   MK9 2EA
Troy, MI 48084         Tel.: 44-1908 255 778           Bharat S Raut and Co.
Tel.: (248) 524 0320   Fax: 44-1908 608 279             Chartered Accountants
Fax: (248) 524 0321
                                                       Independent auditors
                                                        (US GAAP)

                                                       KPMG
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